
M&I
CLASSIC ROCK STAGE
FIDUCIARY MANAGEMENT INC
Lite
14' x 20' Stage Banner Left


M&I
CLASSIC ROCK STAGE
FIDUCIARY MANAGEMENT INC
Lite
my!95.7
14' x 20' Stage Banner Right


M&I
CLASSIC ROCK STAGE
FIDUCIARY MANAGEMENT INC
FMIFUNDS.COM
Lite
Lite
Lite
9' x 9' Mix Towers


M&I
CLASSIC ROCK STAGE
15' x 9' Mix Towers


M&I
CLASSIC
ROCK STAGE
FIDUCIARY
Lite
42' x 20' Side Stage


M&I
CLASSIC ROCK STAGE
16' x 12' Backdrop


M&I
CLASSIC
ROCK
STAGE
FIDUCIARY
MANAGEMENT INC
FMIFUNDS.COM
Lite


M&I
CLASSIC ROCK STAGE
FIDUCIARY
MANAGEMENT, INC.
FMIFUNDS.COM
Lite
Brew


M&I
CLASSIC ROCK STAGE
FIDUCIARY
MANAGEMENT, INC.
FMIFUNDS.COM
Lite
my!95.7


FIDUCIARY
MANAGEMENT, INC.
FMIFUNDS.COM
M&I
WEALTH MANAGEMENT
FIDUCIARY
MANAGEMENT, INC.
FMIFUNDS.COM
38' x 38" VIP Banner